Exhibit 99.2

Tidewater Inc.

May 26, 2011

11:35 AM ET

Angie Sedita:	All right. We’re very pleased to have our next company here, Tidewater. Speaking first will be Joe Bennett, who is Executive Vice President at Tidewater, as well as the Chief Investor Relations Officer, as well as Quinn Fanning, who is the Executive Vice President and Chief Financial Officer of Tidewater, positions he’s held since July 2008 after spending more than 20 years in the financial services industry, most recently with Citigroup.

Joe Bennett:	Thank you, Angie. It’s always a pleasure to be here and I certainly appreciate everyone’s dedication. Here we are the second-to-last presenter on the last day after barbecues, golf games, kickball games and everything else. I see people limping in and, anyway, we appreciate your dedication in wanting to hear the Tidewater story.

We keep our attorneys happy by always disclaiming anything that we say and our forward-looking statements, but I’ll move past that.

People that have followed Tidewater for a while notice that our slide deck doesn’t change a whole lot, because our business model doesn’t change a whole lot. Our strategy doesn’t change a whole lot. We’ve been around for over 50 years and are pretty consistent in our thinking and our application.

A few takeaways we’d like you to remember as we proceed through. Each of these will have some slides later on that will explain it, but certainly Tidewater has a— we believe, a strong culture of safety and operating excellence. We have a history of earnings growth and solid returns, but recognize that we live in a volatile industry, so you’ll see a slide later that covers about the last eight years and there we are in a full cycle, again.

We do— and important these days is having the largest and, probably more important these days, the newest fleet in the world, really provides us the basis for our continued earnings growth. And as probably one key takeaway slide that you may have seen before and has been in our deck for about a year now and we keep changing it a bit, but it really is the story of Tidewater.

And then Quinn and his gang on the finance side, I think, have done a great job and even before he, keeping our balance sheet clean and allowing us to act upon opportunities as they become available. And we certainly have had available opportunities to acquire assets at much better pricing today than what it— and for the last couple years than what it was three and four and five years ago.

So our strategy has been to grow the fleet during downturns. We’ve employed this strategy before and it’s worked very well. It’s not the easiest thing to work your way through during a bottom of a market to be spending lot of money, but, boy, it sure pays off when things turn around and in the long run.

Anyone that has seen a Tidewater slide lately, has seen our infamous snake. You know, Dean Taylor, our Chairman and CEO, kind of came up with this and it’s— and it really runs through our ranks. It’s something that everyone understands. We employ 90 different nationalities of fleet personnel around the world and everybody understands holding a snake by the head and our safety initiatives in trying to not let that snake go and have the snake turn around and bite you. And it does— it has the opportunity to do that often.

We are very, very proud of our safety record and compared to some of the companies you see listed here, which you may notice are not boat companies, but have and are well known for having great safety records and on a total recordable incident rate basis, we perform very, very well. We’re the orange column, which we outperform the Exxons and Dows and DuPonts of the world.

You know, it was interesting recently we’ve been looking at our compensation package and what kind of criteria we should have for payouts of bonuses and we’ve always had safety be a pretty significant component and we’ve looked at the oil service industry and people that have safety as an initiative in their bonus plan and ones that have total recordable incident rate and, for them, the kind of average that we saw, goals that most have — which are not boat companies, so these are companies that have stable work places — were in the 0.5 to 0.6 range.

This past year, which just ended, our fiscal year, we finished 0.19 TRIR and we were somewhat apologetic, because the prior year we had a 0.13. And we kind of beat ourselves up that we had a worse safety year. But we’re so far ahead of everybody else that that is the importance that we place on safety. Frankly, that’s the importance that the customer places on safety these days. And it’s much more than talk, it’s real action.

We are very proud and, in fact, it was at this conference last year, which was just subsequent to the disaster, the Macondo disaster, where we told everyone, you know, it was our boat, the Damon B. Bankston, that was on site at the time of the explosion, that saved the 115 people.

Well, in the last year you’ve seen us on all kind of shows, probably, and including just about a month ago on April 15th, our crew received some outstanding awards from the Coast Guard and our captain has been— spends more time off the boat receiving awards for his efforts that evening and rightfully so. It was a phenomenal effort and we’re very proud of it and just want to share that with people.

Let’s get into this full cycle, you know, what we have done and, hopefully, what we will do in the future which you’ll see in the next slide or two. But going back to fiscal ‘04, we’re a March year end, so consider that I’ve, quote, adjusted these EPS numbers only to take out unusual, both positive and negative numbers, or instances that have been impacting these. So these are much cleaner numbers to look on a trend basis.

And you see back when we were $1 and even before that, below that, ramped up to almost $8 a share where we, frankly, when people asked us in about ‘05, ‘06 what was peak earnings would be Dean and I and Quinn wasn’t around back then, we’d tell people, boy, if we could get to $5 and we got to $8. And, of course, the market turned on us and down to $5.20 and this recent fiscal year that just ended, on an adjusted basis, earned about $2.40.

So, you see, pretty much, a full cycle. And then as we move forward, here’s our kind of infamous coiled spring and one of these days and, we think, relatively soon, we’re getting closer to this spring uncoiling.

But the way I build this slide is to say, look guys, let’s— you see the title. It says where could we be by fiscal 2014. I’m not trying to predict a given marketplace in fiscal ‘14, I’m picking a time in the future whereby we have time to deliver the 36 boats that we have under construction at the end of March and we’re also in an acquisition and new-build mode and I’m making a further assumption that over the next two years we acquire or build 20 more boats in addition to those 36.

So I’ve added about 76 boats to our current new boat fleet of 193 boats that we currently have in our fleet that are new, year 2000 and newer, built or acquired. So it leaves us with a fleet of about 270 boats under these assumptions.

Now I begin this slide by saying, well, with that fleet, in the future if we earn exactly what we earned in dayrate, utilization — these are actual year-end numbers, fiscal-year-end numbers of dayrates and utilization of our new fleet only — then we would earn about $4 of earnings.

If I kept the utilization the same, because, frankly, 85% utilization is very good for our new fleet. Again, we have no old boats in these scenarios a few years from now, which we believe will be factual, if I just improve dayrates by 10% to show the sensitivity of dayrates, earnings grows to $5.60. If I bump it just 10% more to about $17,400 and I move utilization to what I believe would be maximum utilization, 90% — because of drydockings, mobilizations, things like that, 90% is kind of realistically a top utilization number on the long term — we generate about $9-plus of earnings.

I went back last night and looked, well, how does that $17,400 average dayrate compare to what we did in the last up cycle with the new fleet. It’s almost identical. We averaged— two years ago, to the quarter, March of ‘09, already in a downturn, but still putting up good average dayrates, we averaged about $17,125 in average dayrate of the new fleet.

Now, the new fleet with these additional boats that we have acquired since two years ago and two more years of big boats coming in, the pure mix will, hopefully, drive us past what we averaged a couple years ago. So I think this is a very realistic number.

I think you give us the working rig count that existed two years ago, three years ago, with our new fleet and I think we’ll go past these average dayrate numbers. I don’t think we’ll go past the utilization numbers.

And this $9-plus of earnings per share assumes about a 54% operating margin. Two years ago, when we kind of maxed out our earnings in the quarter, we enjoyed 62% operating margin on this new equipment. So I’m not trying to build a scenario here that’s kind of pie in the sky, even returning to what we had done in prior cycles, top of the cycle.

So with that, I’m not suggesting that this is peak earnings, by any stretch. I think peak earnings is a number that’s well in advance of this. Whether we get to it or not is another matter, but that’s what we’re working toward.

People that are interested in the cash flows that are generated by this, the EBITDA, you see it here now that at the $4 level it’s about $400 million. It grows to about $520 million and, ultimately, to about $730 million of EBITDA under that kind of $9 of earnings per share level. So significant cash flows. Anybody that has followed the boat business and been through a good cycle knows how much cash is generated.

One of our main strengths, besides, I think, our safety results, is our international infrastructure and we have been international for over 50 years. We began as a company in the mid-’50s and before the late ‘50s we were already international and onward from there. So tremendous experience level at a time when international is where it’s at these days.

Unmatched scale and scope of operations. No one is as global as we are. No one is as large we are. You’ll see that in a second.

And why the international opportunities? Well, they’re generally better. We actually see a growth mode there. They generally have longer-term contracts, generally better utilization and generally higher dayrates.

And also with that comes a very solid customer base and you’ll see a little pie chart in a second that shows just how important our customers are and who they are.

A walk around the world, real quick. These are the boots on the ground or kind of where our offices are spread around the world. So you see quite a few offices.

Our leading market share, our leading exposure, is in West Africa, up and down the coast of West Africa. Specifically within West Africa, it would be Angola if I had to pick one country up and down the coast, for sure, that makes up the majority of this 129.

So, almost 50% of our business, on a boat-count basis, is in West Africa. Next in line, Central and South America. That’s mostly equally split, 54 boats between Mexico and Brazil.

Moving on, 40 boats — and anyone that’s seen this slide over the past several years, you may notice, boy, that boat counts moving up and I think it will be greater the next time you see this slide. Most of this is in the Middle East. We have nothing— I say Europe. Everyone once in a while, we’ll throw a boat in the North Sea. We have none there now.

Most are in the Middle East and anyone that listened to our earnings call last week heard that, for the first time, we had a 9-boat contract with Saudi Aramco. So it’s big for us. We’re set up there. We have the right boats. We have the right JV. So ownership, local ownership participation there, to operate there and excited about the opportunity to work in what we believe to be a growing market. Those 9 boats are largely not in that 40 number and that work begins in June and onward from there.

Next in line and our second-smallest geographic region is the Far East. That has been plagued, frankly, in the last few years with lots of newbuilds in that region of the world — China, Malaysia, Indonesia, India — that region of the world, many of which were by speculators and those boats are kind of hanging around and not doing the business in the Far East all that much good, but we do see the rig count improving in Southeast Asia and that’s what it needs to kind of soak up ours and others’ equipment.

Lastly, and thankfully, is North America, specifically, almost solely, Gulf of Mexico. We have a couple of boats on the West Coast, but almost all of this is in the Gulf of Mexico and only 16 boats. All of these boat counts that are listed here are before any of our stacked fleet. So these are actual active or available-to-work vessels. So only 16 and, really, 14 in the Gulf of Mexico. Very small exposure to what’s going on there.

Quite a bit different than 10 years ago or so where 38% of our vessel counts were in the U.S. Gulf. So we have migrated, along with our customer base. Not on purpose, we just— we go where the action is and international is where the action is.

Just to give a little, you know, catch up on how big is Tidewater versus our major competitors. The first thing I’ll highlight on this slide is not how big we are or how big some of our other competitors are, other than the last column, which says, well, there’s about 350 other owners that aren’t listed here that average about 5 boats apiece.

We, unfortunately, kind of work in a very fragmented market. So when people start thinking about consolidation and we’re all for consolidation, the fact is, we’d have to do lots of consolidating to have any kind of real significant presence with even our 281 — and these are only anchor handlers and PSVs — and the next competitors you see are quite a bit below us, 124, 106. These are companies like Bourbon, Chouest, Seacor, you know, to name a few, Gulfmark, are listed here, and then there’s a big dropoff after these other top five.

So, again, very fragmented. We have 144 of our new anchor handlers and towing-supply vessels are in that 281 number.

And I’ll leave you with this and then turn it over to Quinn. Our revenue mix — I touched on it before — our top 10 customers accounted for, in this past fiscal year, 63% of our revenue and consist of 5 super majors, 3 NOCs, 2 large independents. Nice customer base. You’d recognize, obviously, the super majors are a big part of our business and some of the NOCs would be Petrobras, number two customer and has been for several, several years now for us and, hopefully, will continue that way. And PEMEX, which we certainly have expectations of improved activity levels in Mexico.

So with that, I’m going to turn it over to Quinn, who will take you through a few numbers and kind of where we’ve been spending our money.

Quinn Fanning:	Thank you, Joe. Angie, thanks for having us.

I guess in addition to my stewardship and scorekeeping responsibilities, I’m probably most involved in our investment and funding activities, so I’ll go through some of those for you.

Really coincident with Dean Taylor taking over as CEO, we’ve gone through a reasonably radical fleet transformation since the beginning of 2000, our fiscal 2000. As you can see, we’ve committed and large delivered on 250 new vessels, approaching about $4 billion of capital commitments.

The anchor handlers and platform supply vessels, as you see at the top here, is about $3.5 billion of that total, across 183 vessels. That’s generally what people focus on when they talk about the OSV business. And what’s really not presented here is the other side of the coin, which is an extraordinary disposition program, which has covered in excess of 500 ships over this period of time that have largely moved out of our fleet and out of the oil and gas business.

When we look at the same period of time in terms of how we’ve brought these vessels from the fleet, somewhat different than key competitors like Bourbon, which is largely an organic story. We have worked both the new construction and the acquisition markets. That ebbs and flows based on the opportunity sets as we perceive them.

So you can see here, we built a significant amount of vessels in the early years of the development of the deepwater market. More recently, we have been active in terms of acquiring new tonnage as a result of either financial stress, because of leverage or excess capital commitments amongst the speculators and others and we’ll get into some of the details in terms of what we added to the fleet more recently.

But we are not afraid to add to industry capacity when the opportunities are not there. That is not our preference.

The total vessel fleet, worldwide, is about 2,600 vessels today, probably 400 of which are stacked, so you’ve got roughly 2,200 active vessels in the industry. That’s plenty of vessels at present, in terms of the number of working rigs, from our perspective, particularly when one factors in the existing backlog of the vessels that we expect to retire.

But generally, we’ve been acquiring vessels when we can’t get the right equipment, because that is the starting point for us. We have made a handful of construction commitments, largely in regards to deepwater PSVs.

And, as I’ve mentioned, we’ve been recently active recently. This gives you a sense for our construction backlog. That is a program that is largely dominated by deepwater PSVs amid shallow to mid-water anchor handlers. We’re not big players in the large anchor-handling market, which I highlighted on the last earnings calls is recently soft today, but we do have 36 vessels under construction. That’s about $500 million of cap ex that is still to be spent and that stretches over a little bit more than two years. The details are highlighted here under the slide.

Cap ex associated with capital commitments as of 3/31 is about $370 million in our fiscal ‘12, though, as I’ve highlighted in a couple different forums, I would be surprised if either the vessel count or capital commitment numbers don’t grow. We spent about $600 million of cap ex in fiscal ‘11. That’s probably a better indicator of what we would likely spend in the coming year, but, again, that depends upon opportunities that are made available to us.

Here it gives you at least one metric in regards to how the fleet has developed over time and how we expect it to develop with the delivery of what we have committed to and kind of a run rate, if you will, of 20 vessels coming into the fleet per annum in excess of what we’ve already committed to.

You can see that we kind of stuck at the roughly 20-year average life for a period of time. Tough to move that battleship when you’re taking a handful of vessels into the fleet per year and you started with 500-some vessels, many of which were kind of closing into their third decade at that point.

But more recently as a lot of the older equipment’s been pushed out of the fleet and we’ve accelerated our deliveries, you see that we’ve kind of gotten into that mid-teen level and ultimately expect it to get down to six years average life as the rest of the old vessels are pushed out and we complete our construction and acquisition programs over the coming year.

But probably more relevant from your perspective, the economic life of the fleet is already, you know, very compelling relative to the upstarts in the North Sea or some of the other public companies. So we’re defining economic life as kind of what we’re carrying the fleet at.

I’ll give you a little sense for this with probably $2.5 billion of carrying value of the fleet. I think about $40 million of it is represented by the stacked vessels, which were 94 vessels as of 3/31 and that’s essentially an on-deck circle for dispositions more than anything else. The remaining active vessels in the fleet, which is also 80-some vessels, we carry at about $75 million or $80 million. So, the vast majority of the balance sheet, at least in regards to PP&E, is representing the new vessels that we’ve added to the fleet.

More recently, we have stepped up our investment activity and this, again, is reflecting a historical contrarian investment approach that we’ve had. We, unlike others, are not momentum players and, as a result, we don’t tend to have a lot of momentum players in our stock.

We assume when we acquire or build a vessel that we will operate it for its useful life. We, more likely than not, will be wrong in terms of our through-cycle economics and life of asset returns, but we do go through the discipline of trying to guesstimate the cycle and through-cycle economics when we make investment decisions.

We are an EVA company. We are trying to run the business on a through-cycle basis to generate a multi-hundred basis point positive spread relative to our currently 9% weighted average cost of capital. That’s a real cost of capital, unlike others that say a coupon on a convertible is what they’re charging themselves. We actually believe that you value equity and equity optionality.

But, in any event, we think we have a 9% weighted average cost of capital. Today we believe we’re investing on a through-cycle basis at 150 or 200 basis point positive spread, fully allocating overhead, at a vessel level that’s maybe another 100 or 150 basis points north of that. So, cutting through it all, we think that we’re, on a through-cycle basis, investing somewhere in the zip code of 12% IRR over the long haul.

We have stepped up activity today. We want to invest on a through-cycle basis, but when we believe that the market is fundamentally sound but economics are south of where our through-cycle numbers should be, we will step up our investment activity, just as we pull back on investment activity when shipyard and second-hand market pricing was nosebleeding, from our perspective, and, in fact, we did back off on capital commitments in fiscal 2008.

But, as you see here, over the last seven quarters I guess that is, we have made about $800 million of new capital commitments across about 40 ships. And as we’ll get into the financing picture here, we have, really for the first time in a number of years, needed to look to external financing in order to complete our business plan.

And in that context, we raised what I think to be two very attractive pieces of capital. The first was a private placement that we priced in the fall at 4.25% with 9-year average life. This was a private placement which had bullet maturities of 5 to 12 years, again, with an average life. That 4.25% represented about 180 basis points over like-maturity Treasuries, very compelling from our perspective.

We don’t have S&P or Moody’s ratings, but we do carry an NAIC-1, which would map to an A rating. I’m not sure what would happen in a ratings agency process today, but that’s what the private placement rates us as.

We also redid our bank facility as we were stepping up investment activities. I did put the other new facility. In the financial crisis, I think we were probably the only issuer that upsized a facility significantly for multi-year financing, but, unfortunately, there was a price of tea associated with that. We have recalibrated the price with the new deal and it’s split between a term facility, which we have available to us through mid-summer and a revolving credit facility of $450 million, all of which is unused at this point.

As I mentioned, we’ve been investing in excess of our operating cash flow of late. You know, we would like to kind of maintain a pace, if the investment opportunities are there, of plus or minus $100 million in excess of our operating cash flow. If we’re able to sustain that, that would imply burning through our existing cash of a couple hundred million dollars over the next couple of quarters, at which time we would draw down this Term Loan A, which we have available to us, which is priced at LIBOR plus 150 basis points.

So, also very compelling financing, at least based on the existing leverage profile. It will also be compelling as our leverage moves up relative to some of the other guys that are presenting today, but, in any event, we’re at 150 basis points at today’s leverage and it’s got quarter basis point increments or something like that, you know, as we move up.

The balance sheet, you know, we have a very conservative financial approach, which is different than others. We like to think of ourselves as disciplined, both in regards to leverage and liquidity.

Today we have about $850 million of liquidity, including cash on the balance sheet and unused bank capacity. On a net basis, we’re at 15% debt to total cap. If we burn off the cash, it would put you in the low 20s.

Perhaps different than Tidewater’s approach historically, we are comfortable as a company at the 30% to 35% debt to total cap. You know, as we execute the investment plan, you know, we would envision getting up to that level.

Tenor is something that, you know, we kind of finesse. You know, we obviously think about asset/liability matching, but we also don’t want to necessarily have a liability portfolio that is so far out that we don’t have any place to park operating cash flow as we see it developing over the next couple of years.

But as we get through the investment program, you know, we would like to maintain some reasonable amount of leverage on a go-forward basis, which would give us a fair amount of options in terms of what we do with our free cash flow over the next couple of years.

Over the tenure of Dean as CEO and this fleet renewal program, I think it’s worth noting that really through fiscal 2010 we were entirely self-financing. This is a $3 billion-plus deployment of capital that has been funded by operating cash flow and after-tax proceeds from asset dispositions. Again, that’s the 500 vessels that we’ve moved out of the fleet.

As we moved into 2011, we were, I think over the previous 11 years, also self-financing, with the exception of leverage essentially equal to the amount of share buy-backs, or at least about half of the buy-backs that we did. Buy-backs and dividends, excuse me.

So, over the this period of time, we deployed, as you see at the bottom here, about $3.8 billion of cap ex, about $3.5 billion of which was in the new fleet. Between dividends and buy-backs, almost $1 billion and all of that was covered by disposition proceeds after tax and operating cash flow. As I mentioned, that’s presently not the case and we are looking to do external financing in order to fill the plug.

In terms of where the earnings and revenue are coming from in the fleet, as of the fourth quarter, which is probably a reasonable proxy for run rate, we were at about 87.5% of vessel level operating margin coming from the new vessels. And, again, this is roughly 190 ships, as compared to 80-some vessels that represent the active traditional fleet.

And that’s a number that will continue to grow and this is really why we try to highlight that the old vessel dynamics, while they have, kind of quarter-over-quarter revenue implications as we pull equipment out of service, it is, in the big picture, largely a rounding error at this point and most of our focus in regards to the older equipment, particularly the stacked older equipment, is optimizing disposition proceeds. But it’s really not driving financial results.

Revenue is kind of in the 81%, 82% zip code, in terms of the new vessels, but, again, all the earnings or at least 90% of the earnings, are coming from the new fleet and that’s really what we want investors to focus on.

As I mentioned, you know, we were a reasonably conservative company, but we look at our financial profile as something that provides us with downside protection in a capital-intensive cyclical industry that has commodity price exposure. You know, we want to maintain, you know, low leverage, at least on a relative basis and lots of liquidity — a) because we want to be able to, you know, withstand those inevitable downturns, but we also want to have the optionality and take advantage of others’ mistakes during that period of time.

We’ve had reasonable success in doing so, as I mentioned, with the stepped up investment activity in the last couple of quarters. We do want to— you know, this is not just about increasing revenue or increasing earnings without regards to capital costs. We are an EVA company, as I mentioned, and we want to invest on a through-cycle basis and ebb and flow it based on where we think we are in the cycle.

We do want— we’re not momentum players. We tend not to attract momentum investors, as a result, but finally, the third leg of the triangle and we are well aware of the fact that much of this is just words from your perspective, we will be graded on our actual performance. We’re a public company and, you know, take the obligation to return a reasonable return to our investors seriously.

So with that, we’ll answer any questions you might have.

Angie Sedita: We’ve got a few minutes for questions.

Unidentified

Participant:	(inaudible — off microphone)

Quinn Fanning:	Well, I’ll take them in reverse order. Very clearly, do you get premium rates for new vessels to the old vessels. I think our average dayrates across the fleet were $12,400 or something like that. The average rate on the older equipment is in the $7,000 a day zip code. The average rate on the new vessels is, you know, $17,000 and some change, $16,000.

Unidentified

Participant:	(inaudible — off microphone)

Quinn Fanning:	Well, the— if you look at just the active vessels, the utilization on the new fleet, as I mentioned on the earnings call last week, you know, high 80s-type utilization, somewhat dragged down by higher-than-trend mobilizations and a weak large-anchor-handling market.

But, I guess the other thing you had asked is how do we do relative to others. And I think in a fragmented, somewhat commoditized industry, unfortunately, you know, clients would prefer to work with us because of our safety record and history of operations, but, unfortunately, others set the price.

So our utilization, particularly on the new equipment, is much higher than others. We need their utilization to come up such that we can all, somewhat, press price. But that’s the reality of a market that’s in transition.

Angie Sedita:	In the back?

Unidentified

Participant:	(inaudible — off microphone)

Quinn Fanning:	We’re really not forecasting what we’re going to be doing, but 20 vessels a year at $20 million to $25 million, would be a capital outlay substantially below where we were last year, as an example. But I’m not sure that’s responsive to your question, but—

Unidentified

Participant:	(inaudible — off microphone)

Quinn Fanning:	Well, the existing global order book, in terms of new construction, is about 400 vessels. That’s down substantially over the last couple of years. I think it peaked at 750. I think we take some comfort, both in the developing supply/demand dynamics with the retirement of older vessels and the 400 coming in.

The industry has had some history of shooting itself in the foot by overbuilding and, you know, disrupting supply/demand equilibrium, but at least at present, others have significantly higher leverage than we do and many of them have unfunded capital commitments at this point. So, you know, lately we’ve been delivering 22, plus or minus, vessels a month out of the construction backlog and new commitments have kind of been between 5 and 7 vessels a month.

So, generally, the order book is coming down. Some of the shipyards, I think, are a little anxious at this point, but I guess the good news is, if there was even a flurry of orders today, it’s going to take you 24 months to build a ship.

Unidentified

Participant:	(inaudible — off microphone)

Quinn Fanning:	I’m sorry, I didn’t hear that.

Unidentified

Participant:	(inaudible — off microphone)

Quinn Fanning:	Well, based on age, if you take 800 vessels over 25 years old, 400 of which are already stacked, plus or minus, 400 to 500, maybe, we think the balance of the 800 over the next couple of years will be pushed out, not because anybody is trying to do the right thing for the market, because they’ll come up on a drydock and realize that they don’t want to spend $2 million, $3 million in iron and equipment upgrades in order to make the ship viable. Quite frankly, the customers don’t want it.

Angie Sedita:	We want to thank Joe and Quinn for joining us this morning of Tidewater. Thank you very much, guys.

Quinn Fanning:	Thanks, Angie.

Joe Bennett:	Thank you.